EX-99.B(d)(2)(ii)

INVESTMENT SUB-ADVISORY AGREEMENT ADDENDUM

This addendum ("Addendum"), dated as of July 1, 2019, amends and is incorporated into and shall form a part of the INVESTMENT SUB-ADVISORY AGREEMENT, dated December 11, 2017 (the "Subadvisory Agreement· and, together with this Addendum, the "Agreemenr), is made by and between COMMUNITY DEVELOPMENT FUND ADVISORS, LLC, ("Adviser") and MetLife Investment Management, LLC ("Subadviser") on behalf of itself and its affiliates.

WHEREAS, the Adviser and Logan Circle Partners, L.P. (the "Old Subadviser'') entered into the Subadvisory Agreement and the Old Subadviser merged into and with the Subadviser on July 1, 2019;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.     General. This Addendum supplements the Subadvisory Agreement and all of the terms and conditions of the Subadvisory Agreement apply to this Addendum; provided that to the extent there is a conflict between this Addendum and the Subadvisory Agreement, the terms of this Addendum shall control. Alt capitalized terms used but not defined herein shall have the meaning assigned to them in the Subadvisory Agreement.

2.     Use of Name. During the term of this Agreement, Subadviser authorizes the Adviser to use its legal name or trade name: MetLife Investment Management, LLC in the marketing and promotional materials used by the Adviser and the Fund in connection with services offered to existing and prospective clients solely for the purpose of identifying Subadviser's relationship and activities with respect to the Fund. If the Subadvisory Agreement is terminated with respect to the Fund and the Subadviser no longer serves as subadviser to the Fund, the Subadviser reserves the right to withdraw from the Adviser the right to the use of its name with respect the Fund or any name misleadingly implying a continuing relationship between the Adviser or the Fund and the Subadviser or any of its affiliates. Other than set forth herein, the Adviser and the Fund or shall make no other use of Subadviser's name and or service marks.

3.     Any terms capitalized and not defined herein shall have the meaning set forth in the Subadvisory Agreement. This Addendum may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives.

Community Development Fund Advisors, LLC

By: /s/ Kenneth H. Thomas
Name: Kenneth H. Thomas
Title: President

MetLife Investment Management, LLC

By: Jude T. Driscoll
Name: Jude T. Driscoll
Title: EVP